Neurogen Corporation
For Immediate Release	Contact:
Tom Pitler
Neurogen Corp.
203-315-3046
tpitler@nrgn.com

NEUROGEN CORPORATION ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS
AND UPDATES STRATEGIC AND OPERATING PLANS

Branford, CT, May 12, 2009 — Neurogen Corporation (NASDAQ: NRGN), a drug development company focused on improved drugs for psychiatric and neurological disorders, today announced financial results for the  quarter ended March 31, 2009.  The Company also announced that it is pursuing strategic options including a sale of the Company or a sale of its assets and that it is taking additional steps to conserve capital while it pursues these options.

Stephen R. Davis, President and CEO said, "The actions we are taking today are a reflection of the dramatic changes that have occurred in the cost of capital for the biotech industry, particularly for clinical development stage companies.  We believe over the next year the industry will continue contracting, combining and returning capital to shareholders where appropriate to reflect the economic realities of a changed landscape.  Our mission is to efficiently achieve the best result for our shareholders in this new environment.”

Neurogen’s cash and marketable securities as of March 31, 2009 totaled $25.4 million.  Total liabilities at March 31, 2009 were $11.2 million.

In connection with today’s announcement, Neurogen has suspended the enrollment of additional patients in its ongoing Phase 2 studies for Parkinson’s disease and Restless Legs Syndrome and has eliminated approximately fifty percent of its staff positions.  The Company plans to further reduce staff consistent with its planned reduction of operations and its efforts to conserve capital while pursuing the completion of the sale of assets or other strategic alternatives.  Neurogen has retained MTS Health Partners as its advisor in considering strategic alternatives.

On a GAAP basis, including non-recurring matters, Neurogen recognized a net loss for the first quarter of 2009 of $10.8 million, or $0.16 per share as compared to a GAAP net loss for the first quarter of 2008 of $16.5 million, or $0.39 per share.  On a non-GAAP basis, excluding non-recurring charges relating to reductions in work force and the write down of certain assets, net loss for the first quarter of 2009 totaled $5.3 million, or $0.08 per share on 68 million weighted shares outstanding as compared to a non-GAAP net loss during the first quarter of 2008 of $14.0 million, or $0.33 per share on 42 million weighted average shares outstanding.

Research and development expenses for the first quarter of 2009 decreased to $3.3 million from $12.1 million in the comparable period of 2008. The decrease in R&D expenses for the quarter was due primarily to decreased spending in Neurogen’s clinical and preclinical drug development programs as well as the reductions in force that occurred in the first and second quarters of 2008.

General and administrative expenses for the first quarter of 2009 decreased to $2.1 million from $2.2 million for the comparable period of 2008. The decrease for the quarter was due mainly to decreases in salaries and benefits expenses, and administrative expenses.

Non-recurring matters
Restructuring and asset impairment charges for the first quarter of 2009 were $0.3 million and $5.3 million, respectively.  In the first quarter of 2008, Neurogen recorded a restructuring charge of $2.5 million and no asset impairment charges.  Restructuring charges in each period relate to the Company’s reductions in staffing levels.  Asset impairment charges in the first quarter of 2009 relate to the Company writing down the book value of facilities and equipment associated with previous research and development activities.

Webcast
Neurogen will host a conference call and webcast to discuss first quarter results at 8:30 a.m. ET today, May 12, 2009.  The webcast will be available in the Investor Relations section of www.neurogen.com and will also be archived there. A replay of the call will be available after 11:30 a.m. ET on May 12, 2009 and accessible through the close of business, May 19, 2009. To replay the conference call, dial 888-286-8010, or for international callers, 617-801-6888, and use the pass code: 51676946.

About Neurogen
Neurogen Corporation is a drug development company historically focusing on small-molecule drugs to improve the lives of patients suffering from psychiatric and neurological disorders with significant unmet medical need. Neurogen has conducted its drug development independently and, when advantageous, collaborated with world-class pharmaceutical companies to access additional resources and expertise.

Statement Regarding Adjusted (Non-GAAP) Financial Information
In addition to disclosing financial results calculated in accordance with GAAP, the Company has included certain adjusted financial results.  Reconciliations between GAAP and adjusted earnings for the three months ended March 31, 2009 and 2008 are provided in the table below. The Company believes that the presentation of adjusted results provides meaningful supplemental information regarding our financial results for the three months ended March 31, 2009 as compared to the three months ended March 31, 2008 because the adjustments between GAAP and adjusted earnings provide information related to the ongoing operations of the Company. The Company believes that this financial information is useful to management and investors in assessing our historical performance and results.  The Company will use these adjusted financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes.  The adjusted financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The adjusted financial measures used by the Company may be calculated differently from and therefore may not be comparable to similarly titled measures used by other companies.

Our results under GAAP have been adjusted for the following events that occurred during the three months ended March 31, 2009 and 2008: (1) reductions to the Company’s workforce that resulted in additional expense in each period, (2) asset impairment charges in the first quarter of 2009 associated with writing down the value of certain of our facilities and certain related equipment associated with discontinued research and development activities. See the table below for a detailed reconciliation of GAAP and adjusted earnings.

Reconciliations between GAAP and Non-GAAP earnings for the three months ended March 31, 2009 and 2008 are provided in the following table:

	Three Months Ended	Three Months Ended
	March 31, 2009	March 31, 2008
	[in thousands except per share amounts] (unaudited)
Net loss attributable to common stockholders (GAAP)	$(10,836)	$(16,518)
Less:
Charge related to the reduction in workforce	323	2,490
Asset impairment charges	5,246	-
Adjusted net loss (Non-GAAP)	$(5,267)	$(14,028)
Basic and diluted loss per share attributable to common stockholders (GAAP)	$(0.16)	$(0.39)
Basic and diluted loss per share (Non-GAAP)	$(0.08)	$(0.33)

Safe Harbor Statement
The information in this press release contains certain forward-looking statements, made pursuant to applicable securities laws that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent 10-K. The words “believe”, “anticipate”, “expect”, “estimate”, “intend”, “plan”, “may”, “will” and other similar expressions generally identify forward-looking statements.  Such forward-looking statements relate to events or developments that we expect or anticipate will occur in the future and include, but are not limited to, statements that are not historical facts relating to the timing and occurrence of anticipated clinical trials, and potential collaborations or extensions of existing collaborations. Actual results may differ materially from such forward-looking statements as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of Neurogen’s drug candidates, adverse side effects or inadequate therapeutic efficacy or pharmacokinetic properties of the Company's drug candidates or other properties of drug candidates which could make them unattractive for commercialization, advancement of competitive products, dependence on corporate partners, Neurogen’s ability to retain key employees for the plans described above, sufficiency of cash to complete the plans described above, Neurogen’s ability to continue as a going concern, Neurogen’s ability to complete a sale of all or substantially all of its assets or enter into any strategic alternative  and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry. For such statements, Neurogen claims the protection of applicable laws. Future results may also differ from previously reported results. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Neurogen disclaims any intent and does not assume any obligation to update these forward-looking statements, other than as may be required under applicable law.

(Financial Tables Follow)

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(unaudited)

	Three Months Ended Mar. 31, 2009	Three Months Ended Mar. 31, 2008

Operating expenses:
Research and development	$3,275	$12,054
General and administrative	2,111	2,163
Restructuring and asset impairment charges	5,568	2,490
Total operating expenses	10,954	16,707
Operating loss	(10,954)	(16,707)

Other income, net	90	166

Income tax benefit	28	23

Net loss	$(10,836)	$(16,518)

Basic and diluted loss per share	$(0.16)	$(0.39)

Shares used in calculation of loss per share:
Basic and diluted	68,306	42,012

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NEUROGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	March 31, 2009	December 31, 2008

Assets
Cash and cash equivalents	$23,849	$24,106
Marketable securities	1,502	6,967
Total cash and marketable securities	25,351	31,073
Receivables from corporate partners	42	61
Assets held for sale	4,695	5,108
Other current assets, net	1,193	1,394
Total current assets	31,281	37,636
Net property, plant and equipment	2,112	7,102
Other assets, net	27	30
Total assets	$33,420	$44,768

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$2,856	$4,555
Unearned income from sale of program	1,250	-
Current portion of loans payable	4,407	4,692
Total current liabilities	8,513	9,247
Long term liabilities:
Loans payable, net of current portion	2,720	2,807
Total liabilities	11,233	12,054
Total stockholders’ equity	22,187	32,714
Total liabilities and stockholders’ equity	$33,420	$44,768

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